FOR IMMEDIATE RELEASE

June 30, 2008

Contact:  Rosemarie Faccone

     Susan Jordan

     732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION JOINS

THE RUSSELL 3000® INDEX

FREEHOLD, N.J., JUNE 30, 2008…….Monmouth Real Estate Investment Corporation (NASDAQ:MNRTA), is proud to announce that it has been added to the broad-market  Russell 3000 Index, effective June 27, 2008.

Annual reconstitution of the Russell 3000 Index captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization.  Membership in the Russell 3000, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes.  Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies.  An industry-leading $4.4 trillion in assets currently are benchmarked to them.

Eugene W. Landy, President of Monmouth Real Estate Investment Corporation, stated, “We are very pleased to gain inclusion in the Russell 3000 Index. This should result in both improved liquidity for our shareholders as well as increased efficiency in the valuation of our shares. We look forward to remaining on this prestigious benchmark index for many years to come.”

Monmouth Real Estate Investment Corporation is a publicly owned real estate investment trust specializing in net-leased industrial properties.  The company’s equity portfolio consists of fifty-seven industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

#####